Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Rocky Mountain Chocolate Factory, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,031,940	(3)	$1.75	$1,805,895.00	0.00014760	$266.56
Total Offering Amounts						$1,805,895.00		$266.56
Total Fee Offsets						─		─
Net Fee Due								$266.56

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.001 per share (the “Common Stock”), of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported by The Nasdaq Capital Market on September 18, 2024.

(3) Represents shares of the Registrant’s Common Stock issuable under the Rocky Mountain Chocolate Factory, Inc. 2024 Omnibus Incentive Compensation Plan.